Exhibit 99.2A(2)

                             Articles of Amendment
                                       of
                             The Mallard Fund, Inc.

         Pursuant to Section 2-607 of the Maryland General Corporation Law, The Mallard Fund, Inc. ("Corporation") adopts the following Articles of Amendment to the Articles of Incorporation as of April 21, 1997.

         FIRST:  A new Article THIRTEENTH shall hereby be added:

                  THIRTEENTH: TERMINATION OF EXISTENCE. If the Board of Directors of the Corporation does not commence a tender offer to repurchase all of the Common Stock of the Corporation by December 31, 2000, the Corporation shall be liquidated as soon as practical thereafter unless the Corporation obtains unanimous approval from all shareholders of the Corporation's Common Stock not to liquidate the Corporation. If unanimous shareholder approval is obtained after this three year period, the Corporation shall continue in existence for three successive three year periods. If no tender offer is made within any three year period, the Corporation shall be liquidated as soon as practical thereafter unless the Corporation obtains unanimous approval from all shareholders of the Corporation's Common Stock not to liquidate the Corporation. In all cases, the Corporation shall cease to exist at the close of business on December 31, 2009, except that the Corporation shall continue to exist for the purpose of paying, satisfying, and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs.

                  The Board of Directors may, to the extent it deems it appropriate, adopt a plan of termination at any time during the twelve months immediately preceding the proposed liquidation of the Corporation, which plan of termination shall set forth the terms and conditions for implementing the termination of the Corporation's existence under this Article THIRTEENTH.

         SECOND: This Article of Amendment was approved by a majority of the entire board of directors pursuant to Section 2-603 of the Maryland General Corporation Law.

         THIRD: No stock of the Corporation is outstanding or subscribed for at this time.

         The Articles of Incorporation are hereby amended.



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         IN WITNESS WHEREOF,  THE MALLARD FUND, INC. has caused this document to be signed in its name and on its behalf by the President of the Corporation and attested by the Corporation's Secretary on this 21st day of April, 1997.

Attest:                                              THE MALLARD FUND, INC.

     /s/ Richard F. Berdik                        /s/ William S. Dietrich II
By:   ----------------------------             By:   --------------------------
         Richard F. Berdik                           William S. Dietrich II
         Secretary                                            President